EXHIBIT 11.1

                              ACE*COMM CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
              UNDER TREASURY STOCK METHOD SET FORTH IN APB NO. 15


                                                                                        YEAR ENDED JUNE 30, 1996
                                                                                      ----------------------------
                                                                                         PRIMARY     FULLY-DILUTED
                                                                                      -------------  -------------
SHARES (1)
Average outstanding during the year.................................................      3,274,745      3,274,745
Add: Incremental shares under stock compensation and stock purchase plans (2).......      1,049,613      1,176,123
Add: Incremental shares due to automatic conversion of Mandatorily Redeemable Series
 C Preferred Stock (3)..............................................................      1,530,950      1,530,950
                                                                                      -------------  -------------
Number of shares on which published earnings per share
 is based...........................................................................      5,855,308      5,981,818
                                                                                      -------------  -------------
                                                                                      -------------  -------------
EARNINGS
Net income applicable to common stockholders........................................  $   1,059,656  $   1,059,656
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Pro forma income per share (4)......................................................      $0.18          $0.18
                                                                                      -------------  -------------
                                                                                      -------------  -------------


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(1) All share amounts give effect to the proposed 4.5 for 1 stock split effected in the form of a stock dividend.



(2) Incremental shares include the exercise of options under the treasury stock method when dilutive in a particular period. In addition, incremental shares include stock exercised and options granted in the year preceding the filing using the anticipated offer price of $10.00 in accordance with SAB 83.



(3) To give pro forma effect to the conversion of the Mandatorily Redeemable Series C Preferred Stock which will automatically convert to shares of Common Stock upon the initial public offering.



(4) There is a less than 3% difference between primary and fully-diluted earnings per share. Therefore, only one EPS figure is presented in accordance with APB 15.